TRANSAX INTERNATIONAL REPORTS RECORD TRANSACTION VOLUME
                  -THIRD QUARTER TRANSACTION VOLUME UP 115%-

MIAMI, FLORIDA. October 6, 2005 - Transax International Limited (OTC BB: TNSX), a cost-saving information network solutions provider for the healthcare sector, is pleased to announce record transaction volume for the third quarter 2005, its 11th consecutive quarter of positive transaction volume and revenue growth.

For the third quarter 2005, Transax undertook 1.75million "real time" transactions an increase of 115% compared to the same period in 2004. During the first nine months of 2005 Transax undertook 4.75 million transactions and during the first six months of 2005 received on average $0.50 per transaction.

Stephen Walters President & CEO of Transax said, "We are pleased to report continued growth in operations, including another quarter of increased transaction volume. As a number of initiatives come to fruition, we expect to report record revenues for the third quarter of 2005. While all segments have grown in recent months, this quarter, as a percentage of total transactions, high margin Point of Sale (POS) transactions have been steadily increasing throughout the year and are now 63% of all transactions undertaken by Transax."

Third quarter 2005 highlights include:

      -     TRANSACTION VOLUME INCREASE 115% AS COMPARED TO THE SAME QUARTER IN
            2004
      - NINE MONTH TRANSACTION VOLUME INCREASE 150% COMPARED TO THE SAME PERIOD IN 2004
      -     11TH CONSECUTIVE QUARTER OF POSITIVE TRANSACTION VOLUME AND REVENUE
            GROWTH
      -     OVER 5,000 SOLUTIONS OPERATIONAL AT END OF THIRD QUARTER 2005

During the third quarter 2005, Transax International completed 1.75 Million "real time" transactions including 1.1 million Point of Sale transactions. At the end of the third quarter 2005, the Company commenced a major initiative to integrate approximately 50 medical laboratory facilities countrywide throughout Brazil to collect "real-time" medical laboratory transactions on behalf of its insurance company clients using Transax's proprietary software.

Also during the third quarter, Transax installed an additional 350 solutions to medical provider locations in Brazil. At the end of the quarter, Transax had over 5000 solutions operational nationwide throughout Brazil including more than 2500 POS solutions and 630 overlapping POS solutions undertaking transactions on behalf of multiple clients.

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ABOUT TRANSAX INTERNATIONAL LIMITED

Transax International Ltd. provides network solutions to healthcare providers and health insurance companies. Utilizing its proprietary technology, Transax provides a service similar to a credit card processing for the health insurance industry. A Transax transaction consists of: approving eligibility, authorization, auto-adjudication of the health claim and generating the claim payable files all instantaneously in "real time"- regardless of method of claim generation.

Transax's solutions have been proven to significantly decrease health insurance claim expenditure without any significant cost or expense to the health insurer. Based in Miami, Transax maintains a major operations office in Rio de Janeiro, Brazil with approximately 34 staff. The Company has contracts in place with major health insurers for up to 2,500,000 transactions per month and currently undertakes approximately 600,000 transactions per month. Transax receives about US50cents per transaction.

Web Site : www.transax.com or www.otcfn.com/tnsx   Email : info@transax.com

Investor Relations Inquiries
OTC Financial Network
300 Chestnut St, Suite 200
Needham, MA 02492 USA
Tel: 561-837-8057
Jamie Dryer
Email : jamie@otcfn.com

SAFE HARBOR STATEMENT:

THIS NEWS RELEASE MAY INCLUDE FORWARD-LOOKING STATEMENTS  WITHIN THE MEANING OF
SECTION  27A  OF  THE  UNITED  STATES SECURITIES ACT OF 1933, AS  AMENDED,  AND
SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO ACHIEVING CORPORATE OBJECTIVES, DEVELOPING ADDITIONAL PROJECT INTERESTS, THE COMPANY'S ANALYSIS OF OPPORTUNITIES IN THE ACQUISITION AND DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS. THESE STATEMENTS ARE MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.





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